Exhibit 99.1

   News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Media Contact

Thien Ho

Executive Director, Communications

Dine Brands Global, Inc.

818-549-4238

Dine Brands Global, Inc. Reports Strong First Quarter 2019 Results

Earnings Per Diluted Share (GAAP) Increased 88%

Adjusted Earnings Per Diluted Share (Non-GAAP) Increased 71.2%

Net Income Increased 85.3%; Adjusted EBITDA (Non-GAAP) Increased 40.4%

GLENDALE, Calif., May 1, 2019 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the first quarter of 2019.

“Dine Brands delivered another impressive quarter. Our performance and momentum reflect the continued improvement in our core business. We delivered double-digit growth in several key metrics. The implementation of multi-pronged strategies at Applebee’s and IHOP have produced positive results. Both brands reported positive comparable sales growth for the first quarter, lapping over positive sales results for the first quarter of 2018,” said Steve Joyce, Chief Executive Officer of Dine Brands Global, Inc.

Mr. Joyce continued, “We are taking a long-term approach to managing the business and focusing on platforms that will deliver sustainable positive results. This includes expanding our off-premise business at both brands and investing in guest-facing technology, where we have made foundational changes to further enhance the guest experience. With the great work being done across the organization, I am enthusiastic about the road ahead.”

($ in 000’s, except per share amounts)	First Quarter
	2019	2018	% Change
Total revenues, excluding Company restaurant sales	$201,447	$188,163	7.1%
Net income available to common stockholders per diluted share	$1.73	$0.92	88.0%
Diluted net income available to common stockholders per share, as adjusted(1)	$1.90	$1.11	71.2%
Net income	$31,643	$17,073	85.3%
Adjusted EBITDA(1)(2)	$74,649	$53,169	40.4%

(1) See “Non-GAAP Financial Measures” and reconciliation of the Non-GAAP financial measure to the respective GAAP financial measure.

(2) Does not conform to the definition of Covenant Adjusted EBITDA as found in the Base Indenture.

Key Highlights

●	Total revenues, excluding Company restaurant sales, increased 7.1% to $201.4 million for the first quarter of 2019 compared to $188.2 million for the same period last year.

●

IHOP business segment revenues, inclusive of Rental and Financing revenues, accounted for approximately 66% of total revenues, excluding advertising revenues and Company restaurant sales, during the first quarter of 2019.

●	IHOP’s reported system-wide sales for the first quarter of 2019 increased 2.4% to $873.1 million compared to $852.9 million for the first quarter of 2018.

●

Gross profit for the first quarter of 2019 increased 22.8% to $102.6 million compared to $83.5 million for the first quarter of 2018. The increase in gross profit was mainly due to a $13.5 million franchisor contribution to the Applebee’s national advertising fund in the first quarter 2018 that did not recur in the first quarter of 2019. IHOP restaurant development and increased IHOP and Applebee’s royalties contributed to the increase in gross profit.

●	The Company restaurant segment contributed approximately $4.2 million of gross profit during their first full quarter of ownership.

●	GAAP earnings per diluted share increased 88.0% to $1.73 for the first quarter of 2019 compared to $0.92 for the first quarter of 2018.

●	Adjusted earnings per diluted share increased 71.2% to $1.90 for the first quarter of 2019 compared to $1.11 for the first quarter of 2018. (See “Non-GAAP Financial Measures” below.)

●	GAAP net income for the first quarter of 2019 increased 85.3% to $31.6 million compared to $17.1 million for the first quarter of 2018.

●

Consolidated adjusted EBITDA the first quarter of 2019 increased 40.4% to $74.6 million compared to $53.2 million for the first quarter of 2018. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

●

For the three-month period ended March 31, 2019, the Company repurchased 151,316 shares of its common stock for a total cost of approximately $12.0 million and paid quarterly cash dividends totaling approximately $11.2 million.

●

Cash flows from operating activities were approximately $28.9 million for the first quarter of 2019 compared to approximately $16.5 million for the first quarter of 2018. Adjusted free cash flow was approximately $27.7 million for the first quarter of 2019. This compares to approximately $15.3 million for the first quarter of 2018. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

●	Over 1,100 IHOP restaurants, or approximately 65% of the domestic system, have the new Rise ‘N Shine remodel image (including new restaurant openings).

●	Growth in off-premise sales at both brands during the first quarter of 2019 was primarily driven by online channels.

Domestic System Same-Restaurant Sales Performance

●	Applebee’s comparable same-restaurant sales increased 1.8% for the first quarter of 2019, achieving the sixth consecutive quarter of sales growth.

●	IHOP’s comparable same-restaurant sales increased 1.2% for the first quarter of 2019, achieving the fifth consecutive quarter of sales growth.

GAAP Effective Tax Rate

Our effective tax rate of 23.1% for the first quarter of 2019 was lower than the effective tax rate of 24.8% for the comparable period of 2018 due to the recognition of excess tax benefits on stock-based compensation during the first quarter of 2019.

New Lease Accounting Standards ASC 842

Effective January 1, 2019, we adopted the lease accounting guidance codified in ASC 842. Upon adoption, we recognized operating lease obligations of approximately $453.0 million, discounted using the Company’s incremental borrowing rate and an adjustment to retained earnings upon adoption of $5.0 million, net of tax of $1.7 million. We reclassified $43.3 million of accrued rent payments and $7.4 million of previously established lease-related reserves. In offsetting these amounts, we recognized operating lease right-of-use assets of approximately $395.6 million.

Adoption of ASC 842 had no significant impact on our cash flows from operations or its results of operations.

Financial Performance Guidance for Fiscal 2019

Dine Brands reiterates its financial performance guidance for 2019 contained in the press release issued on February 21, 2019 and the Form 8-K filed on the same day. The projections are as of this date and do not take into consideration any transactions the Company may enter into after such date that may impact this guidance. The Company assumes no obligation to update or supplement these estimates.

First Quarter of 2019 Results Conference Call Details

Dine Brands will host a conference call to discuss its results on May 1, 2019 at 6:00 a.m. Pacific Time/9:00 a.m. Eastern Time. To participate on the call, please dial (888) 771-4371 and reference passcode 48515883. International callers, please dial (847) 585-4405 and reference passcode 48515883.

A live webcast of the call will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 8:30 a.m. Pacific Time/11:30 a.m. Eastern Time on May 1, 2019 through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on May 8, 2019 by dialing (888) 843-7419 and referencing passcode 48515883#. International callers, please dial (630) 652-3042 and reference passcode 48515883#. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,700 restaurants combined in 18 countries and approximately 380 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters or other series incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$96,296	$91,477
Advertising revenue	72,630	63,836

Total franchise revenues	168,926	155,313
Company restaurant sales	35,735	—
Rental revenues	30,711	30,841
Financing revenues	1,810	2,009

Total revenues	237,182	188,163

Cost of revenues:
Franchise expenses:
Advertising expenses	72,630	63,836
Other franchise expenses	7,673	18,036

Total franchise expenses	80,303	81,872
Company restaurant expenses	31,538	—
Rental expenses:
Interest expense from finance leases	1,529	1,877
Other rental expenses	21,095	20,764

Total rental expenses	22,624	22,641
Financing expenses	146	150

Total cost of revenues	134,611	104,663

Gross profit	102,571	83,500
General and administrative expenses	42,819	41,911
Interest expense, net	15,393	15,199
Amortization of intangible assets	2,924	2,502
Closure and impairment charges	194	2,604
Loss (gain) on disposition of assets	109	(1,427)

Income before income tax provision	41,132	22,711
Income tax provision	(9,489)	(5,638)

Net income	$31,643	$17,073

Net income available to common stockholders:
Net income	$31,643	$17,073

Less: Net income allocated to unvested participating restricted stock	(1,111)	(568)

Net income available to common stockholders	$30,532	$16,505

Net income available to common stockholders per share:
Basic	$1.76	$0.93

Diluted	$1.73	$0.92

Weighted average shares outstanding:
Basic	17,343	17,703

Diluted	17,690	17,845

Dividends declared per common share	$0.69	$0.63

Dividends paid per common share	$0.63	$0.97

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts

	March 31, 2019	December 31, 2018
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$132,932	$137,164
Receivables, net	97,786	137,504
Restricted cash	36,654	48,515
Prepaid gift card costs	30,045	38,195
Prepaid income taxes	19,370	17,402
Other current assets	5,980	3,410

Total current assets	322,767	382,190
Other intangible assets, net	583,040	585,889
Operating lease right-of-use assets	383,962	—
Goodwill	343,862	345,314
Property and equipment, net	225,396	240,264
Long-term receivables, net	99,582	103,102
Deferred rent receivable	75,569	77,069
Non-current restricted cash	14,700	14,700
Other non-current assets, net	27,239	26,152

Total assets	$2,076,117	$1,774,680

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$—	$25,000
Accounts payable	37,726	43,468
Gift card liability	115,974	160,438
Current maturities of operating lease obligations	67,340	—
Current maturities of finance lease and financing obligations	13,708	14,031
Accrued employee compensation and benefits	15,338	27,479
Dividends payable	12,461	11,389
Deferred franchise revenue, short-term	10,376	10,138
Other accrued expenses	30,167	24,243

Total current liabilities	303,090	316,186
Long-term debt, less current maturities	1,274,916	1,274,087
Operating lease obligations, less current maturities	386,364	—
Finance lease obligations, less current maturities	87,624	87,762
Financing obligations, less current maturities	38,306	38,482
Deferred income taxes, net	102,074	105,816
Deferred franchise revenue, long-term	62,472	64,557
Other non-current liabilities	12,092	90,063

Total liabilities	2,266,938	1,976,953

Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value; shares: 40,000,000 authorized; March 31, 2019 - 24,974,665 issued, 17,650,765 outstanding; December 31, 2018 - 24,984,898 issued, 17,644,267 outstanding	250	250
Additional paid-in-capital	239,585	237,726
Retained earnings	24,588	10,414
Accumulated other comprehensive loss	(61)	(60)
Treasury stock, at cost; shares: March 31, 2019 - 7,323,900; December 31, 2018 - 7,340,631	(455,183)	(450,603)

Total stockholders’ deficit	(190,821)	(202,273)

Total liabilities and stockholders’ deficit	$2,076,117	$1,774,680

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	$31,643	$17,073
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	10,179	7,940
Non-cash stock-based compensation expense	4,107	3,368
Non-cash interest expense	1,118	864
Closure and impairment charges	194	2,594
Deferred income taxes	(1,149)	(1,182)
(Loss) gain on disposition of assets	109	(1,421)
Other	(3,976)	(6,199)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,210)	(8,804)
Current income tax receivables and payables	(1,399)	5,529
Gift card receivables and payables	(890)	(2,269)
Other current assets	(2,570)	5,709
Accounts payable	1,826	65
Accrued employee compensation and benefits	(12,141)	(3,448)
Other current liabilities	5,088	(3,351)

Cash flows provided by operating activities	28,929	16,468

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	5,260	4,930
Additions to property and equipment	(4,717)	(3,488)
Proceeds from sale of property and equipment	400	655
Additions to long-term receivables	(395)	(2,325)
Other	(100)	(27)

Cash flows provided by (used in) investing activities	448	(255)

Cash flows from financing activities:
Repayment of Variable Funding Notes	(25,000)	—
Repayment of long-term debt	—	(3,250)
Dividends paid on common stock	(11,153)	(17,453)
Repurchase of common stock	(10,802)	(10,003)
Principal payments on finance lease obligations	(3,466)	(4,536)
Proceeds from stock options exercised	6,768	456
Tax payments for restricted stock upon vesting	(1,817)	(1,083)

Cash flows used in financing activities	(45,470)	(35,869)

Net change in cash, cash equivalents and restricted cash	(16,093)	(19,656)
Cash, cash equivalents and restricted cash at beginning of period	200,379	163,146

Cash, cash equivalents and restricted cash at end of period	$184,286	$143,490

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: closure and impairment charges; amortization of intangible assets; non-cash interest expense; gain or loss on disposition of assets; nonrecurring restaurant costs; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended
	March 31,
	2019	2018
Net income available to common stockholders, as reported	$30,532	$16,505
Closure and impairment charges	194	2,604
Amortization of intangible assets	2,924	2,502
Non-cash interest expense	1,118	864
Loss (gain) on disposition of assets	109	(1,427)
Nonrecurring restaurant costs	61	—
Income tax provision	(1,146)	(1,181)
Net income allocated to unvested participating restricted stock	(112)	(111)

Net income available to common stockholders, as adjusted	$33,680	$19,756

Diluted net income available to common stockholders per share:
Net income available to common stockholders, as reported	$1.73	$0.92
Closure and impairment charges	0.01	0.11
Amortization of intangible assets	0.12	0.10
Non-cash interest expense	0.05	0.04
Loss (gain) on disposition of assets	0.00	(0.06)
Nonrecurring restaurant costs	0.00	—
Net income allocated to unvested participating restricted stock	(0.01)	(0.00)
Rounding	—	—

Diluted net income available to common stockholders per share, as adjusted	$1.90	$1.11

Numerator for basic EPS-income available to common stockholders, as adjusted	$33,680	$19,756

Effect of unvested participating restricted stock using the two-class method	15	1

Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$33,695	$19,757

Denominator for basic EPS-weighted-average shares	17,343	17,703
Dilutive effect of stock options	347	142

Denominator for diluted EPS-weighted-average shares and assumed conversions	17,690	17,845

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Three Months Ended
	March 31,

	2019	2018

	(In millions)
Cash flows provided by operating activities	$28.9	$16.5
Receipts from notes and equipment contracts receivable	3.5	2.3
Additions to property and equipment	(4.7)	(3.5)

Adjusted free cash flow	27.7	15.3
Dividends paid on common stock	(11.2)	(17.5)
Repurchase of Dine Brands Global common stock	(10.8)	(10.0)

	$5.7	$(12.2)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income, adjusted for the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U. S. GAAP measures to evaluation the performance of the company and to make certain business decisions.

	Three Months Ended
	March 31,
	2019	2018
Net income, as reported	$31,643	$17,073
Interest charges on finance leases	2,083	1,877
All other interest charges	16,642	15,950
Income tax provision	9,489	5,638
Depreciation and amortization	10,179	7,940
Non-cash stock-based compensation	4,107	3,369
Closure and impairment charges	194	2,604
Loss (gain) on disposition of assets	109	(1,427)
Other taxes	203	145

Adjusted EBITDA	$74,649	$53,169

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three months ended March 31, 2019 and 2018, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended
	March 31,
	2019	2018
Applebee’s
Effective Restaurants(a)
Franchise	1,762	1,923
Company	69	—

Total	1,831	1,923

System-wide(b)
Domestic sales percentage change(c)	(1.4)%	0.9%
Domestic same-restaurant sales percentage change(d)	1.8%	3.3%

Franchise(b)
Domestic sales percentage change(c)	(4.7)%	0.9%
Domestic same-restaurant sales percentage change(d)	1.6%	3.3%
Average weekly domestic unit sales (in thousands)	$ 49.6	$ 47.6

IHOP
Effective Restaurants(a)
Franchise	1,657	1,619
Area license	156	164

Total	1,813	1,783

System-wide(b)
Sales percentage change(c)	2.4%	3.9%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	1.2%	1.0%
Domestic same-restaurant sales percentage change, excluding area license restaurants(d)	1.1%	1.0%

Franchise(b)
Sales percentage change(c)	2.3%	4.9%
Domestic same-restaurant sales percentage change(d)	1.1%	1.0%
Average weekly unit sales (in thousands)	$ 37.1	$ 37.1

Area License (b)
Sales percentage change(c)	2.7%	(0.2)%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(a)

“Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company.

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three months ended March 31, 2019 and 2018 and sales by company-operated restaurants were as follows:

	Three Months Ended
	March 31,
	2019	2018
	(In millions)
Reported sales
Applebee’s domestic franchise restaurant sales	$1,044.2	$1,095.6
Applebee’s company-operated restaurants	35.7	—
IHOP franchise restaurant sales	798.8	780.6
IHOP area license restaurant sales	74.3	72.3

Total	$1,953.0	$1,948.5

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table summarizes our restaurant development activity:

	Three Months Ended
	March 31,
	2019	2018
Applebee’s Restaurant Development Activity
Summary - beginning of period:
Franchise	1,768	1,936
Company restaurants	69	—

Beginning of period	1,837	1,936

Franchise restaurants opened:
International	—	2

Total franchise restaurants opened	—	2

Franchise restaurants closed:
Domestic	(4)	(22)
International	(3)	(4)

Total franchise restaurants closed	(7)	(26)

Net franchise restaurant reduction	(7)	(24)
Summary - end of period:
Franchise	1,761	1,912
Company	69	—

Total Applebee’s restaurants, end of period	1,830	1,912

Domestic	1,689	1,760
International	141	152

IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,669	1,622
Area license	162	164

Total IHOP restaurants, beginning of period	1,831	1,786

Franchise/area license restaurants opened:
Domestic franchise	6	13
International franchise	—	3

Total franchise/area license restaurants opened	6	16

Franchise/area license restaurants closed:
Domestic franchise	(11)	(5)
Domestic area license	(3)	—
International franchise	(1)	(6)

Total franchise/area license restaurants closed	(15)	(11)

Net franchise/area license restaurant (reduction) development	(9)	5
Refranchised from Company restaurants	—	1
Franchise restaurants reacquired by the Company	—	(1)

Net franchise/area license restaurant (reductions) additions	(9)	5

Summary - end of period
Franchise	1,663	1,627
Area license	159	164

Total IHOP restaurants, end of period	1,822	1,791

Domestic	1,697	1,679
International	125	112